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                                                                   Exhibit 99(e)




                            SEI INVESTMENTS COMPANY

                         EMPLOYEE STOCK PURCHASE PLAN



                                   ARTICLE I

                                 INTRODUCTION
                                 ------------

     Section 1.01   Statement of Purpose.  The purpose of the SEI Investments
                    --------------------
Company Employee Stock Purchase Plan is to provide eligible employees of SEI Investments Company and its participating subsidiaries who wish to become shareholders or to increase their share holdings, an opportunity to purchase common stock of SEI Investments Company. The Board of Directors of the Company believes that employee participation in ownership will be to the mutual benefit of both the employees and the Company. The Plan was approved by the Board of Directors and shareholders of the Company on February 9, 1981 and was amended and restated from time to time thereafter. On October 15, 1997, the Plan was again amended and thereafter restated as set forth herein, subject to approval of the Company's shareholders.

     Section 1.02   Internal Revenue Code Considerations.  The Plan is intended
                    ------------------------------------
to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended.

                                  ARTICLE II

                                  DEFINITIONS
                                  -----------

     Section 2.01 "Administrative Committee," which may be referred to as the "Stock Purchase Plan Committee," means the committee appointed by the Board of Directors to administer this Plan, as provided in Section 6.03 hereof.

     Section 2.02 "Board of Directors" means the Board of Directors of the Company.

     Section 2.03 "Company" shall mean SEI Investments Company, a Pennsylvania corporation.

     Section 2.04 "Compensation" shall mean the regular salary, wages and commissions paid, during the period of reference, to an Employee by Employer, including the employee's

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elective contribution to deferral accounts under a Salary Reduction Agreement pursuant to a plan established under Section 401(k) of the Internal Revenue Code, but excluding bonuses, overtime payments, shift differential payments,
      -------------
expense reimbursements of all types, payments in lieu of expenses, Employer contributions to any qualified retirement plan or other program of deferred compensation, Employer contributions to Social Security, the costs paid by Employer in connection with fringe benefits (whether or not the Employee could have elected to receive cash in lieu of such benefits), and any amounts accrued for the benefit of Employee but not paid during the period of reference. Notwithstanding the foregoing, effective May 21, 1998, "Compensation" shall mean the wages and other compensation paid during the period of reference, to an Employee by the Employer, that is reported on Form W-2, and the Employee's elective contributions to deferral accounts under a Salary Reduction Agreement pursuant to a plan established under Section 401(k) or 125 of the Internal Revenue Code.

     Section 2.05   "Effective Date" shall mean January 1, 1981.

     Section 2.06 "Eligible Employee" shall mean each person who, on the first date of the Purchase Period meets all of the following requirements:

     (a)  He/she is an Employee of Employer;

     (b) He/she is not deemed for purposes of Section 423(b)(3) of the Internal Revenue Code to own stock possessing five percent ( 5%) or more of the total combined voting power or value of all classes of Stock of Company or Employer.

     Section 2.07 "Employee" shall mean each person employed by Employer whose customary employment is for more than twenty (20) hours per week and for more than five (5) months per year.

     Section 2.08 "Employer" shall mean Company and each subsidiary of Company that, with the consent of the Board of Directors, has adopted this Plan.

     Section 2.09 "Internal Revenue Code" shall mean the United States Internal Revenue Code of 1986, as the same is presently constituted and as it may hereafter be amended, and successor statutes of similar purpose.

     Section 2.10 "Market Value" shall mean for any day the average of the closing bid and asked prices of the Stock in the over-the-counter market, as reported through the National Association of Securities Dealers ("NASD") Automated Quotation System or, if the stock is listed or admitted to trading on the NASD National Market System or any national securities exchange or if the last reported sale price of such Stock is generally available, the last reported sale price on such system or exchange. The Market Value for any day for which there is no such bid and asked or last reported sales price shall be the Market Value of the next preceding day for which there is such a price.

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     Section 2.11   "Offering" shall mean the offering of shares of Stock under this Plan.

     Section 2.12 "Offering Date" shall mean the last business day of each Purchase Period and shall be the date upon which all purchase privileges under this Plan are exercised with respect to each such Purchase Period.

     Section 2.13 "Participant" shall mean each Employee who elects to participate in this Plan.

     Section 2.14 "Plan" shall mean the SEI Investments Company Employee Stock Purchase Plan, as amended and restated as set forth herein, and as the same may hereafter be amended.

     Section 2.15 "Plan Year" shall mean the twelve month period commencing each January 1 and ending on the following December 31.

     Section 2.16 "Purchase Agreement" shall mean the document prescribed by the Administrative Committee pursuant to which an Eligible Employee has enrolled to be a Participant in this Plan.

     Section 2.17 "Purchase Period" shall mean the period beginning on the first day of the calendar month next following the occurrence of an Offering Date and ending on the last business day of such calendar month.

     Section 2.18 "Stock" shall mean the common stock, par value $.01, of SEI Investments Company.

     Section 2.19 "Stock Purchase Account" shall mean a non-interest bearing account consisting of all amounts withheld from the Employee's compensation (or otherwise paid into the Plan) for the purpose of purchasing shares of Stock under this Plan, reduced by all amounts applied to the purchase of Stock under this Plan.

                                  ARTICLE III

                          ADMISSION TO PARTICIPATION
                          --------------------------

     Section 3.01   Initial Participation.  Any Eligible Employee may elect to
                    ---------------------
be a Participant and may become a Participant by executing and filing with the Administrative Committee, within the timeframe established by the Committee, but in any event a reasonable time prior to an Offering Date, a Purchase Agreement on forms provided by the Administrative Committee. The effective date of an Eligible Employee's participation shall be the first day of the earliest Purchase Period for which it is reasonably possible for the Administrative Committee to effect such Employee's participation.

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     Section 3.02   Discontinuance of Participation.  Any Participant may
                    -------------------------------
voluntarily withdraw from the Plan by filing a Notice of Withdrawal with the Administrative Committee within the timeframe established by the Committee but in any event within a reasonable time prior to an Offering Date. Within sixty
(60) days after such withdrawal, there shall be paid to the Participant the amount, if any, standing to his/her credit in his/her Stock Purchase Account. Amounts paid to a Participant or former Participant pursuant to this Section
3.02 shall not be eligible for redeposit in the Participant's Stock Purchase Account in the event of the person's readmission to participation.

     Section 3.03   Involuntary Withdrawal: Termination of Eligible Employee
                    --------------------------------------------------------
Status.  If a Participant's continuous service terminates for any reason, or if
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a Participant ceases to be an Eligible Employee, the entire amount standing to the Participant's credit in his/her Stock Purchase Account on the effective date of such occurrence shall be used to purchase whole shares of Stock under this Plan as of the next succeeding Offering Date, and any balance thereafter remaining to his/her credit in his/her Stock Purchase Account shall be refunded to him/her. Notwithstanding the foregoing, if the Plan is amended to provide Purchase Periods in excess of three (3) calendar months in duration, and if a Participant's continuous service is terminated for any reason three (3) months or more prior to the next succeeding Offering Date, the entire amount, if any, standing to his/her credit in that Stock Purchase Account shall be refunded to him/her.

     Section 3.04   Involuntary Withdrawal: Abuse of Purpose.  It is a purpose
                    ----------------------------------------
of the Plan to facilitate Eligible Employees in becoming shareholders in the Company. In furtherance of this purpose, the Administrative Committee has determined that under normal circumstances Stock purchased under the Plan should be held as a long term investment by Employees. Accordingly, the Administrative Committee, in its sole discretion, may exclude from participation in Offerings under the Plan any Employee who purchases Stock under the Plan and, other than in isolated cases, sells such Stock in violation of the foregoing purpose. Any Employee excluded from participation in Offerings under the Plan pursuant to the provisions of this Section, is not eligible for readmission to participation under the provisions of Section 3.05, and may only be readmitted with the consent of the Administrative Committee.

     Section 3.05   Readmission to Participation.  Any Eligible Employee who has
                    ----------------------------
previously been a Participant, who has discontinued Participation (whether by interruption of continuous service or otherwise), and who wishes to be reinstated as a Participant may again become a participant by executing and filing with the Administrative Committee a new Purchase Agreement on forms provided by the Administrative Committee. Reinstatement to Participant status shall be effective as of the first day of the first Purchase Period reasonably possible following the date on which the Administrative Committee receives from the Eligible Employee the properly executed Purchase Agreement.

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                                  ARTICLE IV

                                STOCK PURCHASE
                                --------------

     Section 4.01   Reservation of Shares.  As of the Effective Date, one
                    ---------------------
hundred thousand (100,000) shares of Stock were reserved for the Plan, subject to adjustment in accordance with the anti-dilution provisions hereinafter set forth. As of November 17, 1988, four hundred thousand (400,000) shares of Stock were reserved for the Plan, subject to adjustment as provided in the Plan. In 1993, the preceding four hundred thousand (400,000) share limit was adjusted to eight hundred thousand (800,000) shares of Stock to reflect a stock split. Except as provided in Section 4.02 hereof, the aggregate number of shares that may be purchased under the Plan shall not exceed the number of shares reserved for the Plan. Shares of Stock purchased from the Company under the Plan may be either authorized and unissued shares or shares reacquired by the Company and held in its treasury. Effective May 21, 1998, one million three hundred thousand (1,300,000) shares of Stock were reserved for the Plan, subject to adjustment as provided in the Plan.

     Section 4.02   Limitation on Shares Available.  The maximum number of
                    ------------------------------
shares of Stock that may be purchased for each Participant on an Offering Date is the lesser of (a) the number of whole shares of Stock that can be purchased by applying the full balance of his/her Stock Purchase Account (with such balance determined as of the close of business on the Offering Date of reference) to such purchase of shares at the Purchase Price (as hereinafter determined) or (b) the Participant's proportionate part of the maximum number of shares of Stock available within the limitation established by the maximum aggregate number of such shares reserved for this Plan, as stated in Section
4.01 hereof.

     Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering hereunder would be deemed for the purposes of Section 423(b)(3) of the Internal Revenue Code to own stock (including any number of shares that such person would be entitled to purchase hereunder) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of Stock that such person is so deemed to own (excluding any number of shares that such person would be entitled to purchase hereunder), is one less share than the number of shares required to attain such five percent (5%) threshold. Any portion of a Participant's Stock Purchase Account that cannot be applied by reason of the foregoing limitation, or by reason of the fact that no fractional shares are purchased or issued under this Plan, shall remain in the Participant's Stock Purchase Account for application to purchase of Stock on the next Offering Date (unless withdrawn before that Offering Date).

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     Section 4.03   Purchase Price of Shares.  The Purchase Price per share of
                    ------------------------
the Stock sold to Participants pursuant to any Offering shall be eighty-five percent (85%) of the Market Value of such share on the Offering Date on which such Purchase Period expires. If the Offering Date with respect to the purchase of Stock is a day on which the Stock is selling ex-dividend but is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share will be increased by an amount equal to the dividend per share. In no event shall the Purchase Price be less than the par value of the Stock.

     Section 4.04   Exercise of Purchase Privilege.
                    ------------------------------

             (a) Subject to the provisions of Section 4.02 above and of paragraph (b) of this Section 4.04, if at the close of business on any Offering Date there is standing to the credit of the Participant in his/her Stock Purchase Account an amount equal to, or greater than, the Purchase Price of one share of Stock for the Offering that shall occur on such Offering Date, there shall be purchased for the Participant at such Purchase Price the largest number of whole shares of Stock as can be purchased with the amount then standing to the Participant's credit in his/her Stock Purchase Account. Each such purchase shall be deemed to have occurred on the Offering Date occurring at the close of the Purchase Period from which the purchase was made.

             (b) Participant may not purchase shares of Stock having an aggregate Market Value of more than twenty-five thousand dollars ($25,000), determined at the time of the Offering Date(s) for each calendar year in which one or more such Offering(s) is/are outstanding at any time, and a Participant may not purchase a share of Stock under any Offering after the Offering Date occurring on the last business day of the Purchase Period for such Offering.

     Section 4.05   Establishment of Stock Purchase Account.
                    ---------------------------------------

             (a)    Payroll Deductions.  The Participant shall authorize payroll
                    ------------------
deductions from Compensation for the purposes of funding his/her Stock Purchase Account. In the Purchase Agreement, each Participant shall authorize a deduction from each payment of his/her Compensation during a Purchase Period, which deduction shall be stated as a fixed dollar amount or as a percentage of Compensation, whichever method shall be specified by the Administrative Committee. The amount of any deduction may not be less than one percent (1%) nor more than ten percent (10%) of the gross amount of such payment of Compensation, rounded to the nearest whole dollar amount; provided, however, that effective May 21, 1998, the foregoing ten percent (10%) Compensation limit on the amount of any deduction shall not apply.

     The payroll deduction rate or amount may not be reduced or increased during any Purchase Period. However, a Participant may reduce or increase his/her payroll deduction rate or amount for any subsequent Offering by filing a notice thereof within the timeframe established by the Committee but in any event within a reasonable time prior to the first day of the Purchase Period on which such subsequent Offering commences; provided in the case of a reduction that such reduction shall not reduce the payroll deduction rate or amount below one percent (1%) of

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each payment of Compensation per pay period, unless the Participant discontinues participation under Section 3.02 of this Plan, and further provided in the case of an increase the resulting deduction rate or amount shall not be more than ten percent (10%) of each payment of Compensation; provided, however, that effective May 21, 1998, the foregoing ten percent (10%) Compensation limit on increases in a Participant's deduction rate or amount shall not apply.

             (b)    Lump Sum Contributions.  Effective October 15, 1997,
                    ----------------------
Participants may also make either lump sum cash payments or payments by check to their Stock Purchase Accounts subject to the following rules:

                    (i)   Timing of Contributions.

                          (A) Participants at the time of their initial participation or readmission to participation pursuant to Section
             3.01 or 3.05 hereof, respectively, may make lump sum contributions to their Stock Purchase Accounts as described herein.

                          (B) Participants on whose behalf payroll deductions are being made for the purpose of funding their Stock Purchase Accounts may make additional lump sum contributions to those Stock Purchase Accounts during any Purchase Period as described herein.

                    (ii) Contribution Limitations. Only one such lump sum contribution shall be accepted from any Participant in each Purchase Period and such contribution shall be subject to a minimum of twenty-five dollars ($25).

     Section 4.06   Payment for Stock.  The Purchase Price for all shares of
                    -----------------
Stock purchased by any Participant under this Plan shall be paid out of the Participant's Stock Purchase Account. As of each Offering Date, the Participant's Stock Purchase Account shall be charged with the aggregate Purchase Price of the shares of Stock purchased by such Participant on the Offering Date. The remaining balance standing to the Participant's credit in his/her Stock Purchase Account shall remain credited to such Stock Purchase Account for the next succeeding Offering under this Plan. No interest shall be paid or payable with respect to any amount held in the Participant's Stock Purchase Account.

     Section 4.07   Share Ownership: Issuance of Certificates.
                    -----------------------------------------

             (a) The shares purchased by a Participant on an Offering Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Offering Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such shares. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Administrative Committee, provided, however, that all shares acquired by Participants during any Purchase

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Period shall be delivered not later than one hundred twenty (120) days following the last day of such Purchase Period.

             (b) The Administrative Committee, in its sole discretion, may determine that the shares of Stock shall be delivered by the Company to the Participant by issuing and delivering a certificate for the number of shares of Stock purchased by a Participant on an Offering Date or during a Plan Year, or that the shares of Stock purchased by all Participants shall be delivered to a member of the National Association of Securities Dealers, as selected by the Administrative Committee from time to time, which shares shall be maintained by such member firm in separate brokerage accounts for each Participant. Each certificate or brokerage account, as the case may be, may be in the name of the Participant or, if he/she designates on his/her Stock Purchase Agreement, in his/her name jointly with his/her spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or brokerage account in his/her name as tenant in common with his/her spouse, without right of survivorship. Such designation may be changed by filing notice thereof.

                                   ARTICLE V

                              SPECIAL ADJUSTMENTS
                              -------------------

     Section 5.01   Shares Unavailable.  If, on any Offering Date, the aggregate
                    ------------------
funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the following events shall occur:

             (a) The number of shares that would otherwise be purchased by each Participant shall be proportionately reduced on the Offering Date in order to eliminate such excess;

             (b) The Plan shall automatically terminate immediately after the Offering Date as of which the supply of available shares is exhausted; and

             (c) Any amount remaining in the Stock Purchase Accounts of each of the Participants shall be repaid to such Participants.

     Section 5.02   Anti-Dilution Provisions.  The aggregate number of shares of
                    ------------------------
Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may (but need not) be adjusted by the Administrative Committee in any manner in which the Committee, in its absolute discretion subject only to the approval of the Board of Directors, deems appropriate to reflect any change in, reclassification of, subdivision of, combination of, split-up or spin off with respect to, stock dividend on, exchange of, or other increase or decrease in the number of issued shares of Stock.

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     Section 5.03   Effect of Certain Transactions.  Subject to any required
                    ------------------------------
action by the shareholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, this Plan and any Offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger, or consolidation, and the balance then standing to the credit of each Participant in his/her Stock Purchase Account shall be returned to him/her.

                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

     Section 6.01   Non-Alienation.  The right to purchase shares of Stock under
                    --------------
this Plan is personal to the Participant, is exercisable only by the Participant during his/her lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual balance as may remain in the Participant's Stock Purchase Account as of the Offering Date occurring at the close of the Purchase Period in which the Participant's death occurs, including shares of Stock purchased by the Participant and/or withheld from the Participant's compensation.

     Section 6.02   Administrative Costs.  The Company shall pay all
                    --------------------
administrative expenses associated with the operation of this Plan. No administrative charges shall be levied against the Stock Purchase Accounts of the Participants.

     Section 6.03   Administrative Committee.  The Board of Directors shall
                    ------------------------
appoint an Administrative Committee (which may be referred to as the "Stock Purchase Plan Committee"), which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Administrative Committee shall adopt and prescribe the contents of all forms required in connection with the administration of this Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Administrative Committee's interpretations and decisions in respect of this Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

     Section 6.04   Amendment of the Plan.  The Board of Directors may, at any
                    ---------------------
time and from time to time, amend the Plan in any respect, except that no amendment may

             (a) except as provided in Section 5.02 hereof, increase the number of shares reserved for purposes of this Plan;

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             (b)    allow any person who is not an Eligible Employee to become a
                    Participant; or

             (c) prior to May 21, 1998 materially increase the benefits accruing to Participants under the Plan;

without the approval of the shareholders, nor may any amendment provide for (i) Purchase Periods shorter in duration than one (1) calendar month nor longer in duration than twelve (12) calendar months (treating as a calendar month any month commencing an the first day thereof and ending on either the last day thereof or the last business day thereof) or (ii) overlapping Purchase Periods.

     Section 6.05   Expiration and Termination of the  Plan.  The Plan shall
                    ---------------------------------------
continue in effect through May 20, 2008 unless terminated prior thereto pursuant to the provisions of this Plan or pursuant to action by the Board of Directors, which shall have the right to terminate the Plan at any time without prior notice to any Participant. Upon the expiration or termination of this Plan, the balance, if any, then standing to the credit of each Participant in his/her Stock Purchase Account shall be refunded to him/her.

     Section 6.06   Repurchase of Stock.  The Company shall not be required to
                    -------------------
purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under this Plan.

     Section 6.07   Notice.  A Purchase Agreement and any notice that a
                    ------
Participant files pursuant to the Plan shall be on the form prescribed by the Administrative Committee and shall be effective only when received by the Administrative Committee. Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to SEI Investments Company, One Freedom Valley Drive, Oaks, Pennsylvania 19456, Attention: Stock Purchase Plan Committee.

     Section 6.08   Government Regulation.  The Company's obligation to sell and
                    ---------------------
to deliver the Stock under the Plan is at all times subject to compliance with all laws and administrative regulations pertaining to the authorization, issuance, sale, or delivery of such stock, including state and federal securities laws and the regulations of any securities exchange, if applicable.

     Section 6.09   Headings, Captions, Gender.  The headings and captions
                    --------------------------
herein are for convenience of reference only and shall not be considered as a part of the text.

     Section 6.10   Severability of Provisions; Prevailing Law  The provisions
                    ------------------------------------------
of this Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provisions had never been included therein. This Plan shall be governed by the laws of the Commonwealth of Pennsylvania, to the extent such laws are not in conflict with or superseded by federal law.

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